EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

646-277-1254

john.mills@icrinc.com

Cutera Reports Third Quarter 2014 Results

BRISBANE, California, November 3, 2014 ─ Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, today reported financial results for the third quarter ended September 30, 2014.

Key highlights for the third quarter of 2014 were as follows:

●	Revenue increased by 11% to 18.7 million, compared to the same period last year, which was driven by 9% growth in the U.S. and 13% growth in International;
●	Gross Margin increased to 58% compared to 55% in the same period last year;
●

Net Results were a $2.6 million net loss, or $0.18 per share. Non-cash expenses for stock-based compensation, depreciation, and intangible assets amortization totaled $1.3 million. This result reflects ramp-up expenses related to investments in our expanded global commercial operations, as well as higher than normal R&D spending associated with our planned enLIGHTen product shipments in the fourth quarter;

●	Cash and Investments position remains strong at $80.7 million;
●	New Product- commercially launched enLIGHTen and accepted customer orders, with shipments expected to commence in the fourth quarter of 2014;
●	Commercial Sales Leadership- we augmented our North American sales leadership during the third quarter.

Kevin Connors, President and Chief Executive Officer of Cutera, stated, “We are pleased that the investments we are making in expanding our commercial operations have enabled us to return to year-over-year revenue growth – both in the U.S. and International. This growth was driven by both the impact of sales force expansion and as a result of our recently launched Excel HR, our premier hair removal product, and Excel V, our gold standard vascular product that continues to gain momentum.

“In 2014, we have made several important investments in our global commercial organization including sales leadership positions. I am pleased to announce that Larry Laber joined us as Executive Vice President of North American Sales in September to lead our recently expanded sales team. Larry brings 20 years of sales and sales management experience, the majority of which was within the aesthetic medical device industry. Larry has demonstrated an ability to develop cohesive, high-performance sales organizations and we look forward to working with Larry to raise our performance metrics. Along with the previously announced hiring of Miguel Pardos as Executive Vice President of International, we believe we are well-poised for our future global business expansion plans. Having joined early in the third quarter, Miguel has been able to immediately leverage his twenty years of experience in building and leading international sales and marketing organizations in the global medical device industry.

“During the third quarter we received our first FDA clearance for our proprietary picosecond product, enLIGHTen. This important achievement allowed us to initiate domestic marketing efforts for enLIGHTen. Although the clearance occurred mid-quarter and our commercial activities are early stage, we have received strong initial customer interest for the product and we established a backlog in the third quarter. We expect to commence shipments in the fourth quarter of 2014.

Mr. Connors concluded, “We believe the market for aesthetic light-and-energy-based-systems is healthy and that our broad range of products, recently assembled commercial leadership team, expanding global sales team, and the expected market penetration of our new products, strategically positions us to capture larger market share in an expanding market.”

Conference Call

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PST (5:00 p.m. EST) on November 3, 2014. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Executive Vice President and Chief Financial Officer. The call will be broadcast live over the Internet hosted at the Investor Relations section of Cutera's website at www.cutera.com, and will be archived online within one hour of its completion through 8:59 p.m. PST (11:59 p.m. EST) on November 17, 2014. In addition, you may call 1-877-705-6003 to listen to the live broadcast.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's ability to increase revenue, improve cash generation from operations, improve gross and net operating margins, develop and commercialize existing and new products and applications, expected shipment date of planned new products, ability to grow the Company’s market share, realize benefits from additional investment and the expansion of its sales force and statements regarding long-term prospects and opportunities in the laser and other energy-based equipment aesthetic market are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include those related to the Company’s efforts to improve sales productivity, hire and retain qualified sales representatives, improve revenue growth and profitability through leveraging operating expenses; the Company’s ability to successfully develop and launch new products and applications and market them to both its installed base and new customers; the length of the sales cycle process; unforeseen events and circumstances relating to the Company’s operations; government regulatory actions; and those other factors described in the section entitled, “Risk Factors” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on November 3rd, 2014. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's financial performance for the third quarter ended September 30, 2014, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	June 30,	September 30,
	2014	2014	2013
Assets
Current assets:
Cash and cash equivalents	$11,377	$10,902	$15,160
Marketable investments	69,321	70,696	67,121
Accounts receivable, net	8,736	7,596	7,494
Inventories	11,106	10,030	10,421
Deferred tax asset	29	32	38
Other current assets and prepaid expenses	1,947	1,772	1,583
Total current assets	102,516	101,028	101,817

Property and equipment, net	1,301	1,329	1,461
Deferred tax asset, net of current portion	316	342	503
Intangibles, net	1,438	1,632	2,044
Goodwill	1,339	1,339	1,339
Other long-term assets	13	15	348
Total assets	$106,923	$105,685	$107,512

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,718	$2,028	$2,100
Accrued liabilities	8,975	7,473	7,784
Deferred revenue	8,745	8,561	7,195
Total current liabilities	20,438	18,062	17,079

Deferred revenue, net of current portion	4,596	4,578	3,395
Income tax liability	151	144	69
Other long-term liabilities	1,029	1,141	1,353
Total liabilities	26,214	23,925	21,896

Stockholders’ equity:
Common stock	14	14	14
Additional paid-in capital	104,284	102,649	99,899
Accumulated deficit	(23,607)	(20,971)	(14,342)
Accumulated other comprehensive income	18	68	45
Total stockholders' equity	80,709	81,760	85,616
Total liabilities and stockholders' equity	$106,923	$105,685	$107,512

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013
Net revenue	$18,726	$17,724	$16,828
Cost of revenue	7,935	7,848	7,651
Gross profit	10,791	9,876	9,177

Operating expenses:
Sales and marketing	7,805	7,754	6,554
Research and development	2,628	2,622	2,440
General and administrative	2,897	2,335	2,160
Total operating expenses	13,330	12,711	11,154
Loss from operations	(2,539)	(2,835)	(1,977)
Interest and other income, net	—	138	140
Loss before income taxes	(2,539)	(2,697)	(1,837)
Provision (benefit) for income taxes	97	44	(169)
Net loss	$(2,636)	$(2,741)	$(1,668)

Net loss per share:
Basic	$(0.18)	$(0.19)	$(0.11)
Diluted	$(0.18)	$(0.19)	$(0.11)

Weighted-average number of shares used in per share calculations:
Basic	14,334	14,231	14,541
Diluted	14,334	14,231	14,541

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013
Cash flows from operating activities:
Net loss	$(2,636)	$(2,741)	$(1,668)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	980	693	748
Depreciation and amortization	329	329	327
Other	129	(4)	(7)
Changes in assets and liabilities:
Accounts receivable	(1,234)	(1,012)	48
Inventories	(1,076)	(390)	97
Other current assets and prepaid expenses	(82)	693	(30)
Other long-term assets	2	6	—
Accounts payable	690	(455)	(330)
Accrued liabilities	1,500	(351)	75
Other long-term liabilities	(73)	(71)	(51)
Deferred revenue	202	757	753
Income tax liability	7	26	(256)
Net cash used in operating activities	(1,262)	(2,520)	(294)

Cash flows from investing activities:
Acquisition of property, equipment and software	(107)	(44)	(187)
Proceeds from sales of marketable investments	6,820	1,481	7,133
Proceeds from maturities of marketable investments	3,095	11,925	10,115
Purchase of marketable investments	(8,689)	(11,059)	(6,658)
Net cash provided by investing activities	1,119	2,303	10,403

Cash flows from financing activities:
Repurchases of common stock	—	—	(7,623)
Proceeds from exercise of stock options and employee stock purchase plan	655	415	819
Payments on capital lease obligations	(37)	(39)	(30)
Net cash provided by (used in) financing activities	618	376	(6,834)

Net increase in cash and cash equivalents	475	159	3,275
Cash and cash equivalents at beginning of period	10,902	10,743	11,885
Cash and cash equivalents at end of period	$11,377	$10,902	$15,160

CUTERA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in thousands, except percentage data)
(unaudited)

	Three Months Ended			% Change
	Q3	Q2	Q3	Q3 '14 Vs.	Q3 '14 Vs
	2014	2014	2013	Q2 '14	Q3 '13
Revenue By Geography:
United States	$7,607	$8,109	$7,001	-6%	+9%
International	11,119	9,615	9,827	+16%	+13%
	$18,726	$17,724	$16,828	+6%	+11%
International as a percentage of total revenue	59%	54%	58%
Revenue By Product Category:
Products and upgrades	$12,922	$11,366	$10,440	+14%	+24%
Service	4,317	4,553	4,348	-5%	-1%
Titan and truSculpt hand piece refills	824	1,005	927	-18%	-11%
Dermal fillers and cosmeceuticals	663	800	1,113	-17%	-40%
	$18,726	$17,724	$16,828	+6%	+11%

	Three Months Ended
	Q3	Q2	Q3
	2014	2014	2013
Pre-tax Stock-Based Compensation Expense:
Cost of revenue	$145	$139	$159
Sales and marketing	195	148	182
Research and development	167	115	103
General and administrative	473	291	304
	$980	$693	$748